UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Capital Senior Living Corporation

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CAPITAL SENIOR LIVING CORPORATION
14160 DALLAS PARKWAY, SUITE 300
DALLAS, TEXAS 75254
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2010
To the Stockholders of Capital Senior Living Corporation:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 at 10:00 a.m. Central Time, on the 16th day of June, 2010, for the following purposes:
1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2013 or until their respective successors are duly qualified and elected;
2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors;
3. To approve the Rights Agreement, dated as of February 25, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent; and
4. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors has fixed the close of business on April 19, 2010, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.
Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on June 16, 2010: The Proxy Statement and the 2009 Annual Report to Stockholders are also available at www.proxydocs.com/csu.
You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date, and mail the enclosed WHITE proxy card promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may do so even if you have already dated, signed and returned your WHITE proxy card.
Pursuant to recent amendments to the New York Stock Exchange rules, if you hold your shares in street name, beginning this year brokers will not have discretion to vote your shares on the election of directors. Brokers will also not have discretion to vote your shares on the proposal to approve our rights agreement. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the approval of our rights agreement at the Annual Meeting. We encourage you to provide voting instructions to your broker if you hold your shares in street name so that your voice is heard in the election of directors and the approval of our rights agreement.
By Order of the Board of Directors
Lawrence A. Cohen
Chief Executive Officer
April [•], 2010
Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2010
Solicitation and Revocability of Proxies
The accompanying proxy is solicited by the Board of Directors on our behalf to be voted at the annual meeting of our stockholders to be held on June 16, 2010 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying notice and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.
Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation shall be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.
Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.
Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.
This proxy statement and accompanying form of proxy are being mailed on or about April [•], 2010. The annual report to our stockholders covering our fiscal year ended December 31, 2009, mailed to our stockholders on or about April [•], 2010, does not form any part of the materials for solicitation of proxies.
In addition to the solicitation of proxies by use of the mail, our officers, directors and employees may solicit the return of proxies, either by mail, telephone, telecopy, or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.
The cost of preparing, printing, assembling, and mailing the annual report, the accompanying notice, this proxy statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, are to be exclusively borne by us.
Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals
Stockholder proposals to be included in the proxy statement for the 2011 annual meeting of our stockholders must be received by us at our principal executive offices on or before [•], 2010 for inclusion in the proxy statement relating to that meeting.
Our Amended and Restated Certificate of Incorporation establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors to be made at an annual meeting of our stockholders. In general, notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be received by us not less than 60 but not more than 90 days before the date of the meeting and must contain specified information and conform to certain requirements set forth in our Amended and Restated Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Certificate of Incorporation.
Quorum and Voting
The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 19, 2010. At such time, there were [•] shares of our common stock issued and outstanding.
Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to (1) approve election of directors, (2) ratify the appointment of the independent auditors, and (3) approve our rights agreement.
If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions on how to vote, the persons named as proxy holders will vote your proxy in favor of the election of each director nominee named in this proxy statement, in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors, in favor of the approval of our rights agreement, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting. If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes. The proposal to ratify the appointment of Ernst & Young LLP, independent accountants, as our independent auditors is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, pursuant to recent amendments to the NYSE rules, beginning this year brokers will not have discretion to vote your shares on the election of directors. Brokers will also not have discretion to vote your shares on the proposal to approve our rights agreement. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the approval of our rights agreement at the Annual Meeting.
Each proposal is tabulated separately. Pursuant to the NYSE’s rules, abstentions are counted in tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee and votes that are withheld will be excluded entirely from the vote and will have no effect.
Requests for Written Copies of Annual Report
We will provide, without charge, a copy of our annual report as filed with the Securities and Exchange Commission (the “SEC”) upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or calling (972) 770-5600. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements
Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing and business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, the availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2010, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers during 2009, or our “named executive officers;” and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class
FMR LLC	2,225,739	(3)	8.2
Dimensional Fund Advisors LP	2,176,014	(4)	8.0
WS Capital, L.L.C.	2,017,000	(5)	7.5
T. Rowe Price Associates, Inc.	1,923,800	(6)	7.1
Boston Avenue Capital, LLC	1,901,000	(7)	7.0
Morgan Stanley	1,481,434	(8)	5.5
Harvey Hanerfeld	1,284,373	(9)	4.8
Lawrence A. Cohen	709,600	(10)	2.6
Keith N. Johannessen	246,940	(11)	*
David R. Brickman	95,020	(12)	*
Ralph A. Beattie	54,000	(13)	*
James A. Moore	47,200	(14)	*
Jill M. Krueger	28,000	(15)	*
Dr. Victor W. Nee	27,000	(16)	*
Craig F. Hartberg	17,167	(17)	*
Rob Goodpaster	16,100	(18)	*
Peter L. Martin	9,550	(19)	*
Michael W. Reid	9,000	(20)	*
All directors and executive officers as a group (16 persons)	2,645,580	(21)	9.5

*	Less than one percent.

(1)
Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 27,031,271 shares of our common stock issued and outstanding on March 15, 2010. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)
Represents shares beneficially owned by Fidelity Management & Research Company (“Fidelity”) together with certain affiliates. According to a Schedule 13G/A, filed February 16, 2010, Fidelity, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR LLC and an investment advisor. Fidelity is the beneficial owner of 1,047,600 shares of our common stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 1,047,600 shares of our common stock owned by the funds. Neither FMR LLC, nor Mr. Johnson, has the sole power to vote or direct the voting of the shares of our common stock owned directly by the Fidelity Funds, which power resides with Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,001,739 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,001,739 shares and sole power to vote or to direct the voting of 965,059 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 176,400 shares of our common stock. Partnerships controlled predominantly by members of the family of Mr. Johnson and FIL or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(4)
According to a Schedule 13G/A, filed February 8, 2010, the address for Dimensional Fund Advisors LP (“Dimensional”) is Palisades West, Building One, 6300 Bee Caves Road, Austin, Texas 78746. Dimensional, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possess investment and/or voting power over the shares of our common stock, which are owned by such the Dimensional Funds.

(5)
Represents shares beneficially owned by WS Capital, L.L.C. (“WS Capital”) and certain of its affiliates. According to Schedule 13D/A, filed February 16, 2010, the address for each of WS Capital, WS Capital Management, L.P. (“WSC Management”), Reid S. Walker and G. Stacy Smith is 300 Crescent Court, Suite 1111, Dallas, Texas 75201. Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”), HHMI Investments, L.P. (“HHMI”) and GT Global Hedge, L.P. (“GT Global” and collectively with WSC, WSCQP, WS International and HHMI, the “WS Funds”) own 2,017,000 shares of our common stock. WSC Management is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International and the investment manager for HHMI and GT Global. WS Capital is the general partner of WSC Management. Messrs. Walker and Smith are members of WS Capital. As a result, WSC Management, WS Capital and Messrs. Walker and Smith possess shared power to vote and direct the disposition of the shares of our common stock held by the WS Funds.

(6)
Represents shares beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates. According to a Schedule 13G/A, filed February 12, 2010, the address of each of Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”), is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates beneficially owns 1,923,800 shares of our common stock and has the sole voting power with respect to 109,500 shares and the sole dispositive power with respect to all 1,923,800 shares. Price Small-Cap beneficially owns 1,810,000 shares of our common stock and has the sole voting power with respect to all 1,810,000 shares and the sole dispositive power with respect to none of these shares.

(7)
Represents shares beneficially owned by Boston Avenue Capital, LLC, an Oklahoma limited liability company (“Boston Avenue”), and certain of its affiliates. According to Schedule 13D/A, filed December 13. 2007, as amended, the address of Stephen J. Heyman and James F. Alderson is 15 E. 5th Street, 32nd Floor, Tulsa, Oklahoma 7410, and the address of Boston Avenue and Yorktown Avenue Capital, LLC, an Oklahoma limited liability company, is 15 East 5th Street, Suite 2660, Tulsa, Oklahoma 74103. Boston Avenue Capital, LLC directly owns 1,448,000 shares over which it has sole voting and dispositive power and Yorktown Avenue Capital, LLC directly owns 453,000 shares over which is has sole voting and dispositive power. Messrs. Heyman and Alderson as managers of the Capital Senior Living Corporation investment of Boston and Yorktown, may also be deemed to beneficially own the 1,901,000 shares of Common Stock.

(8)
According to a Schedule 13G, filed February 12, 2010, the address of Morgan Stanley is 1585 Broadway, New York, NY 10036. Morgan Stanley beneficially owns 1,481,434 shares of our common stock and has the sole voting power with respect to 1,079,229 shares and sole dispositive power with respect to all 1,481,434 shares.

(9)
According to a Schedule 13D/A, filed February 16, 2010, the address for Mr. Hanerfeld is 3 Bethesda Metro Center, Suite 810, Bethesda, MD 20814. Mr. Hanerfeld and Roger Feldman are the sole owners and managing members of West Creek Capital, LLC (“West Creek”). Each of West Creek, Mr. Feldman and Mr. Hanerfeld either individually and/or collectively is deemed to be the beneficial owner of shares held by (i) WC Select LP (“Select”), (ii) West Creek Partners Fund LP (“Partners Fund”), (iii) Mr. Feldman, (iv) Mr. Hanerfeld and (vi) certain private accounts (the “Accounts”) with respect to which West Creek is an investment advisor pursuant to investment advisory agreements. West Creek, as the investment adviser to Select, Partners Fund, and the Accounts, and Mr. Feldman and Mr. Hanerfeld as sole owners and managing members of West Creek, may be deemed to have the shared power to direct the voting and disposition of a total of 1,225,373 total shares of our common stock held by Select, Partners Fund and the Accounts. Mr. Feldman has the sole power to vote or direct the voting of and to dispose and to direct the disposition of 28,000 shares of our common stock beneficially owned by him as an individual. Mr. Hanerfeld has the sole power to vote or direct the voting of and to dispose and to direct the disposition of 50,000 shares of our common stock beneficially owned by him as an individual and the 9,000 shares of unvested restricted stock issued to Mr. Hanerfeld pursuant to our 2007 Omnibus Stock and Incentive Plan.

(10)
Consists of 456,275 shares held by Mr. Cohen directly, 65,325 unvested shares of restricted stock, and 188,000 shares that Mr. Cohen may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(11)
Consists of 32,900 shares held by Mr. Johannessen directly, 97,500 unvested shares of restricted stock and 116,540 shares that Mr. Johannessen may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(12)
Consists of 7,400 shares held by M. Brickman directly, 22,500 unvested shares of restricted stock and 65,120 shares that Mr. Brickman may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(13)	Consists of 28,875 shares held by Mr. Beattie directly and 25,125 unvested shares of restricted stock.

(14)
Consists of 17,340 shares held directly by Mr. Moore, 6,460 unvested shares of restricted stock, and 23,400 shares that Mr. Moore may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(15)
Consists of 6,270 shares held directly by Ms. Krueger, 12,730 unvested shares of restricted stock and 9,000 shares that Ms. Krueger may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(16)
Consists of 6,270 shares held directly by Dr. Nee, 12,730 unvested shares of restricted stock, 7,000 shares that Dr. Nee may acquire upon the exercise of options immediately or within 60 days of March 15, 2010 and 1,000 shares held by Dr. Nee’s the spouse.

(17)
Consists of 7,707 shares held by Mr. Hartberg directly, 6,460 unvested shares of restricted stock and 3,000 shares that Mr. Hartberg may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(18)
Consists of 1,980 shares held directly by Mr. Goodpaster, 9,000 unvested shares of restricted stock, and 5,120 shares that Mr. Goodpaster may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

(19)	Consists of 550 shares of common stock owned by the Peter L. Martin IRA and 9,000 shares of unvested restricted stock.

(20)	Consists of 9,000 unvested shares of restricted stock.

(21)
Includes 307,885 unvested shares of restricted stock and 475,240 shares that such executive officers and/or directors, collectively, may acquire upon the exercise of options immediately or within 60 days after March 15, 2010.

ELECTION OF DIRECTORS
(PROPOSAL 1)
Nominees and Continuing Directors
Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following named nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2013 and until his successor is duly qualified and elected or until his earlier resignation or removal. Mr. Moore is presently a member of the Board of Directors, but Mr. Brooks and Mr. Malone are not presently members of the Board of Directors.

			Director’s
Name	Age	Position(s)	Term Expires

Nominees:
James A. Moore	75	Director	2013
Philip A. Brooks	51	Director	2013
Ronald A. Malone	55	Director	2013

Continuing Directors:
Lawrence A. Cohen	56	Vice Chairman of the Board and Chief Executive Officer	2011
Craig F. Hartberg	73	Director	2011
Peter L. Martin	41	Director	2011
Keith N. Johannessen	53	President and Chief Operating Officer and Director	2012
Jill M. Krueger	51	Director	2012
Michael W. Reid	56	Director	2012
The following is a brief biography of each nominee and each current director, including each director whose term will continue after the Annual Meeting.
Nominees for Election for Three-year Terms Expiring at the 2013 Annual Meeting:
James A. Moore has been a director since October 1997. Mr. Moore is also a member of the board of Atlantic Shores Senior Living Community, a non-profit organization that owns a CCRC located in Virginia Beach, Virginia and a member of the board of Patmos Senior Living, a non-profit organization that oversees the boards of Kirby Pines and The Farms at Bailey Station, two CCRC communities in Memphis, Tennessee. Mr. Moore is President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 40 years of industry experience and has conducted over 1,800 senior living consulting engagements in approximately 600 markets, in 49 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living — Pure & Simple Development and Operating Strategies and Assisted Living 2000, Assisted Living Strategies for Changing Markets, which was released in May 2001, and Independent Living and CCRCS, which was released in September 2009. Mr. Moore holds a Bachelor of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.
Philip A. Brooks serves as Senior Vice President — Seniors Housing and Healthcare Finance Group for Berkadia Commercial Mortgage, LLC (“Berkadia”). In December 2009, Berkadia acquired the loan origination and servicing businesses of Capmark Finance Inc., businesses that had been established by GMAC Commercial Mortgage in 1994. Prior to joining Berkadia, Mr. Brooks was a director of Fannie Mae from 1992 to 1996 and was responsible for Fannie Mae’s multifamily finance product development, including improving existing loan products and creating new loan products, and he implemented its seniors housing product line. Prior to Fannie Mae, Mr. Brooks was a mortgage banker with B.F. Saul Company, a large Mid-Atlantic investment firm, from 1988-1992. From 1983-1988, Mr. Brooks was an associate director for the Mortgage Bankers Association of America. Mr. Brooks has over 20 years experience in the real estate finance industry. He is a member of the Executive Committee and charter member of the American Seniors Housing Association, the Board of Directors of the National Investment Center for Seniors Housing and Long-Term Care Industries, and is on the President’s Council for the Assisted Living Federation of America. On October 25, 2009, Capmark Financial Group Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

Ronald A. Malone has served as the Chairman of the Board of Directors of Gentiva Health Services, Inc., a provider of comprehensive home health services (“Gentiva Health”), since June 2002 and as a member of the Clinical Quality Committee of the board of Gentiva Health since May 2009. He has previously served in various executive officer positions with Gentiva Health, including as its Chief Executive Officer from June 2002 to December 2008, its Executive Vice President from March 2000 to June 2002 and as President of its Home Health Services division from January 2001 to June 2002. Prior to joining Gentiva Health, Mr. Malone served in various positions with Olsten Corporation, including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada, from 1999 to March 2000. Mr. Malone is a director of the National Association for Home Care & Hospice and a director and president of the Alliance for Home Health Quality and Innovation. Mr. Malone is also director and chairman of the compensation and management development committee of Hill-Rom Holdings, Inc and was a director of Hillenbrand Industries, Inc. from 2007 to 2008.
Directors Continuing in Office Until the 2011 Annual Meeting:
Lawrence A. Cohen has served as one of our directors and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately $110.0 million. Mr. Cohen serves on the boards of various charitable organizations and was a founding member and is on the executive committee of the Board of Directors of the American Seniors Housing Association. Mr. Cohen is a licensed attorney and is also a Certified Public Accountant. Mr. Cohen received an LLM in Taxation from New York University School of Law, a JD from St. John’s University School of Law and a BBA in Accounting from The George Washington University. Mr. Cohen has had positions with businesses involved in senior living for 25 years.
Craig F. Hartberg has been a director since February 2001. Mr. Hartberg also served as a Small Business Advisor for the Louisiana Department of Development until his resignation effective February 1, 2010. Mr. Hartberg retired from the commercial banking industry in May 2000, having served in several capacities during his 28-year career. At the time of his retirement, Mr. Hartberg served as First Vice President, Senior Housing Finance for Bank One, Texas, N.A. Mr. Hartberg graduated from the Southwestern Graduate School of Banking at Southern Methodist University. He earned his Masters of Business Administration at the University of Wyoming, following his Honorable Discharge from twelve years active duty in the United States Air Force. Mr. Hartberg served as a member of the Board of Directors of the National Association of Senior Living Industry Executives and as a member of the Assisted Living Federation of America.
Peter L. Martin was elected to the board on March 25, 2008 to fill a vacancy created by an increase in the size of the board from seven to nine directors. Mr. Martin currently serves as a Managing Director and Senior Analyst, Healthcare Facilities at JMP Securities in San Francisco, California. He joined the firm in December 2008. From January 2006 to November 2008, Mr. Martin was a Portfolio Manager at Matthes Capital Management in San Francisco. From June 2003 to December 2005, Mr. Martin was a Portfolio Manager at Presidio Management. Prior to his investment management experience, Mr. Martin was a Managing Director in the equity research department of the investment bank Jefferies & Company, Inc. from February 1997 to June 2003. He provided in-depth coverage of the Assisted Living industry. From 1995 to 1996, Mr. Martin was an associate in the research department at Montgomery Securities in the Real Estate and Consumer Services groups. From 1990 to 1995, he was an analyst with Franklin/Templeton Group of Funds. Mr. Martin received a Masters of Business Administration from the University of San Francisco and a Bachelor of Arts in business economics from the University of California at Santa Barbara. He has been a Charted Financial Analyst since 1995.
Directors Continuing in Office Until the 2012 Annual Meeting:
Keith N. Johannessen has served as our President since March 1994, and previously served as our Executive Vice President from May 1993 to February 1994. Mr. Johannessen has served as one of our directors and as our Chief Operating Officer since May 1999. From 1992 to 1993, Mr. Johannessen served as Senior Manager in the health care practice of Ernst & Young LLP. From 1987 to 1992, Mr. Johannessen was Executive Vice President of Oxford Retirement Services, Inc. Mr. Johannessen has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen has been active in operational aspects of senior housing for 31 years.

Jill M. Krueger has been a director since February 2004. Ms. Krueger has served as President and Chief Executive of Health Resources Alliance, Inc., a company specializing in providing rehabilitative and wellness services, institutional pharmacy services and products and programs designed to promote independence, health and wellness for elderly persons. Ms. Krueger also manages Senior Care Network, a St. Louis based alliance, and Alliance Continuing Care Network, a New York based alliance, both of which create and implement innovative programs and services either to enhance quality of life for seniors through wellness and prevention or create cost efficiencies. Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-term Care and Retirement Housing Practice. Ms. Krueger served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board from 1987 to 2001. Ms. Krueger serves on the Board of Directors for a non-profit organization known as Wisconsin Illinois Senior Housing. Ms. Krueger also serves on the Board of Directors and the Finance/Audit Committee for The Children Place, an organization dedicated to assisting children that are HIV or drug affected. Ms. Krueger has served on the Board of Directors and is the Chairperson for the Audit Committee for Franciscan Sisters Communities of Chicago since 2003. She is also on the Fifth Third Bank — Illinois Affiliate Board of Directors and serves as the Chairperson for the Coalition in Leadership Aging Services Advisory Group.
Michael W. Reid has been a director since October 2009. Mr. Reid has nearly 30 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for a successful REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production on Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid is currently a partner at Herald Square Properties, a real estate investment and management company focused on opportunities in the midtown Manhattan office market. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.
When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and the Nominating Committee of the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Messrs. Cohen, Johannessen and Moore, the Board of Directors considered their strong background in the senior living industry — over 24 years in the case of Mr. Cohen, over 30 years in the case of Mr. Johannessen, and over 40 years in the case of Mr. Moore — in addition to the many years of experience with the Company represented by Messrs. Cohen and Johannessen, our Chief Executive Officer and Chief Operating Officer, respectively, and Mr. Moore, a director of our Company for over 10 years. The Board of Directors also considered the broad perspective brought by Mr. Moore’s significant experience in consulting in the senior living industry. With respect to Ms. Krueger, the Board of Directors considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care and rehabilitative and wellness services for elderly persons. With regard to Mr. Hartberg, the Board of Directors considered his strong background in commercial banking as well as his strong organizational and management skills, since the Company’s ability to finance its communities and realize the benefit from such financings are important factors in the success of the Company. With regard to Mr. Reid, the Board of Directors considered his nearly 30 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board of Directors and the Company. With regard to Mr. Martin, the Board of Directors considered his investment management and financial analysis skills. With regard to Dr. Nee, the Board of Directors considered his board experiences in international and research matters. With regard to Mr. Hanerfeld, the Board of Directors considered his experiences in real estate and investment management. With respect to Mr. Malone, the Board of Directors considered his executive level and board experience with public companies and his extensive senior level operational experiences, particularly in health care and wellness services. With respect to Mr. Brooks, the Board of Directors considered his extensive experience in the senior living industry and strong background in senior housing financing.
The Board of Directors does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.
There are no family relationships among any of our directors, director nominees or executive officers.

On March 19, 2008, we entered into a Settlement Agreement with West Creek Capital, LLC, Harvey Hanerfeld, and Roger Feldman and a Settlement Agreement with Boston Avenue Capital, LLC, Yorktown Avenue Capital, LLC, Stephen J. Heyman, and James F. Adelson whereby our board was increased from seven to nine directors. Pursuant to the terms of these Settlement Agreements and to fill the vacancies created by the increase, our board elected Harvey I. Hanerfeld to serve as a director for a term expiring at the Annual Meeting and Peter L. Martin to serve as director for a term expiring at our 2008 annual meeting of stockholders. Mr. Hanerfeld has not been nominated for re-election as director of the Company at the Annual Meting and Mr. Martin was re-elected as a director of the Company for a term expiring in 2011 at our 2008 annual meeting of stockholders.
The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.
BOARD OF DIRECTORS AND COMMITTEES
General
Our Board of Directors currently consists of nine directors. The Board of Directors has determined that Harvey I. Hanerfeld, Craig F. Hartberg, Peter L. Martin, James A. Moore, Dr. Victor W. Nee, Jill M. Krueger, and Michael W. Reid, each an existing director, and Ronald A. Malone and Philip A. Brooks, nominees for director at the Annual Meeting, are each “independent” within the meaning of the corporate governance rules of the New York Stock Exchange and no such individual has any relationship with us, except as a director and stockholder or as a nominee for director, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “— Director Independence Policy,” which establishes guidelines for the Board of Directors to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board of Directors has determined that Messrs. Hanerfeld, Hartberg, Martin, Moore, Dr. Nee, Ms. Krueger and Mr. Reid, each an existing director, and Mr. Malone and Mr. Brooks, nominees for director at the Annual Meeting, are each “independent” in accordance with our Director Independence Policy.
During 2009, the Board of Directors met 7 times, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2009. During 2009, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board of Directors, the annual stockholders meeting and meetings of the committees of the Board of Directors on which they serve. All directors then serving on the Board of Directors attended our 2009 annual meeting of stockholders. At the start of each regularly scheduled executive session of the non-management directors, a presiding director is selected by a majority vote of the non-management directors.
Director Independence Policy
The Board of Directors undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board of Directors with full information regarding the director’s business and other relationships with us to enable the Board of Directors to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of Directors of any material changes in their circumstances or relationships that may impact their designation by the Board of Directors as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.
No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:
•
a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•
a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•
a director (a) who is a current partner or employee of a firm that is our internal or external auditor, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit, or (d) who was, or has an immediate family member who was, within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time, is not “independent”;

•
a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•
a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•
a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•
a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.
The terms “us” “we” and “our” means Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.
Committees
Committees of the Board of Directors include the Audit Committee, the Nominating Committee, and the Compensation Committee.
Audit Committee
The Audit Committee consists of Messrs. Hartberg and Moore and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board of Directors has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board of Directors has adopted an amended and restated Audit Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section, which is also available in print to any stockholder who requests it. Pursuant to its charter, the Audit Committee serves as an independent party to oversee our financial reporting process and internal control system, to appoint, replace, provide for compensation of and to oversee our independent accountants and provide an open avenue of communication among the independent accountants and our senior management and the Board of Directors. The Audit Committee held 4 meetings during 2009, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2009.
Nominating Committee
The Nominating Committee consists of Messrs. Hanerfeld and Moore and Dr. Nee, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board of Directors has adopted an amended and restated Nominating Committee Charter, which, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, is available on our website at http://www.capitalsenior.com in the Investor Relations section and each of which is available in print to any stockholder who requests it. Pursuant to its charter, the Nominating Committee:
•	identifies individuals qualified to become directors;
•	recommends director nominees to the Board of Directors;

•	develops and recommends for Board of Directors approval our Corporate Governance Guidelines;
•	oversees the evaluation of the Board of Directors and management; and
•	conducts an annual review of the adequacy of its charter and recommends proposed changes to the Board of Directors for its approval.
The Nominating Committee held 5 regularly scheduled meetings during 2009. During 2009, the Nominating Committee did not hold any special meetings, nor did it act by unanimous written consent.
Compensation Committee
The Compensation Committee consists of Messrs. Hartberg, Martin and Moore, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Compensation Committee held 12 meetings during 2009, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2009. The Board of Directors has adopted an amended and restated Compensation Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section and which is available in print to any stockholder who requests it. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:
•
review and approve, on an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;
•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board of Directors;
•
review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board of Directors for its approval; and
•	perform any other activities consistent with our Amended and Restated Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board of Directors deems appropriate.
The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 17 of this proxy statement.
In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board of Directors adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.
Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies. In July 2006, the Compensation Committee engaged Hewitt Associates LLC, an executive compensation consulting firm, to conduct a formal review of our compensation arrangements for our named executive officers and to provide advice regarding compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Compensation Committee did not engage the services of compensation consultants, outside counsel or other advisors during 2009.

Board of Director’s Leadership Structure
Since the resignation of James A. Stroud as Chairman of the Board of Directors, effective September 30, 2009, Lawrence A. Cohen has served as interim Chairman of the Board of Directors in addition to his role as the Company’s Chief Executive Officer. The Company does not presently have a lead independent director and believes this leadership structure is appropriate for the Company until the changes to composition of the Board of Directors as set forth in this proxy statement have taken place. Once the changes to the composition of the Board of Directors as set forth in this proxy statement have taken place, the Board of Directors currently anticipates appointing a lead independent director, as it believes the separation of the roles of lead director and Chief Executive Officer will allow Mr. Cohen to continue to focus his efforts on the successful management of the Company while allowing the lead independent director to focus his efforts on the continued development of a high-performing Board of Directors, including (i) ensuring the Board of Directors remains focused on the Company’s long-term strategic plans, (ii) working with Company management to ensure the Board of Directors continues to receive timely and adequate information, (iii) coordinating activities of the committees of the Board of Directors, and (iv) ensuring effective stakeholder communications.
Board of Director’s Role in Risk Oversight
Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.
The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.
Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Committee.
In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.
Director Nominations
The Nominating Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board of Directors. In addition, stockholders who wish to recommend a candidate for election to the Board of Directors may submit the recommendation to the chairman of the Nominating Committee, in care of our General Counsel. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15, 2010 for consideration by the Nominating Committee for the 2011 annual meeting of our stockholders.
Although the Nominating Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board of Directors and because the current Board of Directors already has a diversity of business background, shareholder representation and industry experience.

The Nominating Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Nominating Committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors which the candidate may be able to bring to the Board of Directors that the Board of Directors currently does not possess. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating Committee does not pay a fee to any third party for the identification of candidates, but it has paid a fee in the past to a third party for a background check for a candidate.
With respect to this year’s nominees for director, Mr. Moore is a current director standing for re-election, and Mr. Malone and Mr. Brooks do not currently serve as a director of the Company.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.
Website
Our internet website, www.capitalsenior.com, contains an Investor Relations section which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating, Compensation and Audit committees of the Board of Directors. These documents are available in print, free of charge, to any stockholder who requests them as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.
Communication with Directors
Correspondence may be sent to our directors, including our non-management directors individually (each of whom may be selected to serve as a presiding director at regularly scheduled executive sessions of the non-management directors) or as a group, in care of Lawrence Cohen, interim Chairman of the Board of Directors, with a copy to the Vice President, General Counsel and Secretary, David R. Brickman, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.
All communication received as set forth above will be opened by the Chairman and Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Executive Vice President and Chief Financial Officer during 2009, as well as the other individuals included in the Summary Compensation Table beginning on page 27 of this proxy statement, are referred to as our “named executive officers.”
The Compensation Committee is responsible for the oversight of our executive compensation program. Accordingly, the Compensation Committee is ultimately responsible for reviewing and approving the base salary increases and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such individuals and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee.
Our executive compensation program for our named executive officers has historically consisted of annual cash compensation (base salary and a cash performance bonus), as well as periodic grants of long-term incentive equity awards, primarily in the form of both options to purchase shares of our common stock and restricted shares. In addition, we have entered into employment agreements with each of our named executive officers which each provide for, among other things, severance benefits to be paid to such individuals in certain events. Our executive compensation program has historically included a limited amount of personal benefits, including perquisites.
Compensation Objectives
The Compensation Committee has identified two primary objectives for our executive compensation program which govern the Compensation Committee’s decisions with respect to the amounts and types of compensation payable to our named executive officers. The objectives of our executive compensation program are to:
•
employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, generating cash flow, preserving a strong financial posture, increasing our geographic concentration and maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, enhancing stockholder value and ensuring our competitiveness, each of which are measured against conditions prevalent in the senior living industry; and

•
reward our named executive officers with equity compensation in addition to cash compensation in the form of base salary and a cash performance bonus, so as to further reinforce stockholder considerations and values in their actions.

Compensation Process
As discussed in greater detail below, the Compensation Committee typically meets quarterly to consider, among other things, (i) increases to the base salaries of our named executive officers whose employment agreements have anniversary dates arising in the upcoming quarter, and (ii) whether cash performance bonuses are to be paid under our incentive compensation program, pursuant to which our named executive officers, other than Mr. Brickman and Mr. Goodpaster, are entitled to receive cash performance bonuses, and which we refer to as our “Incentive Compensation Plan,” to any of our named executive officers based upon our achievement, or any named executive officer’s achievement, as applicable, of any element of the Incentive Compensation Plan. In addition, the Compensation Committee typically meets in the first quarter of each year to approve the Incentive Compensation Plan for such year.

In applying the above-described objectives for our executive compensation program, the Compensation Committee primarily relies upon:
•
input received from supervisors and an executive committee of our senior management, which has historically consisted of Messrs. Beattie, Cohen and Johannessen, and whom we refer to as our “executive committee;”

•	publicly available information with respect to the executive compensation practices of certain companies in the senior living industry;
•	industry surveys; and
•	its own judgment.
Input Received from Supervisors and our Executive Committee. As discussed in greater detail below, the Compensation Committee has historically relied in part upon the input and recommendations of both the supervisors of our named executive officers and our executive committee when considering:
•	annual increases to base salaries for our named executive officers;
•	the annual establishment of our Incentive Compensation Plan; and
•	whether to grant long-term incentive awards to our named executive officers and if so, in what forms and amounts.
The Compensation Committee believes that the supervisors of our named executive officers, by virtue of their role in overseeing the day-to-day performance of such individuals, and the members of our executive committee, by virtue of their positions with us and their vast experience in the senior living industry, are appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program.
Peer Group Data. Since our initial public offering in 1997, the Compensation Committee has consistently sought to structure our executive compensation program so that the amounts and forms of compensation which are paid to our named executive officers are commensurate with those paid to executive officers with comparable duties and responsibilities at those companies in the senior living industry which the Compensation Committee, in consultation with our executive committee, periodically determines to be the most directly comparable to us. In order to determine which companies in the senior living industry are the most directly comparable to us, the Compensation Committee and our executive committee conduct an annual review to determine which such companies have:
•	a similar business focus to ours; and
•	a similar revenue and/or asset base to ours.
We refer to such public companies collectively as our “peer group.” For 2009, the companies which comprised our peer group were Assisted Living Concepts, Inc., Brookdale Senior Living Inc., Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Assisted Living, Inc.
The Compensation Committee reviews publicly available information regarding the compensation arrangements offered by the companies in our peer group on an annual basis, and generally targets the total compensation for our named executive officers to be comparable to the total compensation paid to executive officers with comparable duties and responsibilities at the companies in our peer group. Variations to this objective may occur as dictated by the experience level of an individual and market factors. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation, which are available to our named executive officers, in light of the objectives which we have identified for our executive compensation program.
Industry Surveys. The Compensation Committee typically reviews information compiled by third parties including, but not limited to, Hewitt Associates, Watson Wyatt and Mercer Human Resource Consulting, with respect to the executive compensation practices of other companies in order to assist it in determining the percentage range within which the base salary for our named executive officers for the upcoming year may increase from that paid to such individuals in the preceding year. For a more detailed description of the process by which the Compensation Committee determines the increases in base salaries for our named executive officers, please read “Forms of Compensation — Base Salary” below.

Other Factors. Key factors which also affect the Compensation Committees’ judgment with respect to our executive compensation program include our financial performance, to the extent that it may be fairly attributed or related to the performance of a particular named executive officer, as well as the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors including, but not limited to, the business conditions within the senior living industry as well as our long-term strategic direction and goals. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.
Forms of Compensation
The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:
•	base salary, which is paid in cash;
•	performance bonuses, which are paid in cash;
•	long-term incentive awards;
•	severance arrangements; and
•	limited personal benefits, including perquisites.
Base Salary. The base salary for our named executive officers is established pursuant to the terms of each such individual’s employment agreement, and is subject to an annual increase. Such base salaries are paid in cash and are intended to reward our named executive officers for their performance during the fiscal year relative to their authority and responsibilities in their respective positions with us.
In the fourth quarter of each year, the Compensation Committee typically establishes a percentage range within which the base salary for our named executive officers for the upcoming year may increase from the preceding year. In determining this percentage range, the Compensation Committee typically reviews information compiled by third parties including, but not limited to, Hewitt Associates, Watson Wyatt and Mercer Human Resource Consulting, and generally targets the base salary of our named executive officers to be comparable to the base salaries paid to the members of management and executive officers with comparable duties and responsibilities at other companies. For 2009, the Compensation Committee set such percentage range at 2% — 3%.
At each quarterly meeting, the Compensation Committee typically reviews a list of those senior executives, including our named executive officers, whose employment agreements have anniversary dates arising in the upcoming quarter and authorizes the executive committee to approve base salary increases for each such individual in its discretion within such percentage range based in part upon the results of an annual performance and compensation review conducted by the supervisor of each such individual or, in the case of our Chief Executive Officer, by the executive committee. Each annual performance and compensation review takes place at the same quarterly meeting of the Compensation Committee at which it was authorized. In exercising its discretion, the executive committee typically considers each such individual’s historical performance in his or her position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such individual’s sphere of influence.
In the event that the executive committee, following such evaluation, determines that the amount of any increase to the base salary of any such individual should be either greater than or less than the increase permitted by the percentage range, then the executive committee informs the Compensation Committee of its recommendation. Then, the Compensation Committee ultimately determines the amount of the increase based upon both the recommendations of the executive committee as well as its review of publicly-available information with respect to the base salaries paid to executives with comparable duties and responsibilities at the companies in our peer group. Any increase to the base salary of any such individual is typically effective as of the beginning of the pay period immediately following the anniversary date of such individual’s employment agreement.
The Compensation Committee believes that the supervisors are the most appropriate individuals to conduct the annual performance and compensation reviews by virtue of their role in overseeing the day-to-day performance of our senior executives, other than our Chief Executive Officer. The Compensation Committee believes that the members of the executive committee are the most appropriate individuals to ultimately determine the amount of the annual base salary increases within the percentage range since each member occupies a position with us which provides the requisite knowledge and experience to properly evaluate the performance of our senior executives, including our named executive officers, in their respective positions with us and in the context of our overall performance. Whenever the executive committee considers an increase to the base salary of an individual member of the executive committee, such individual is not permitted to participate in the deliberations of the executive committee relating to an increase in such individual’s base salary.

For a description of the base salaries paid to our named executive officers for 2009, please refer to the Summary Compensation Table beginning on page 27 of this proxy statement.
Cash Performance Bonus. Bonuses are typically awarded to our named executive officers, other than Mr. Brickman and Mr. Goodpaster, annually pursuant to the Incentive Compensation Plan. The purpose of the Incentive Compensation Plan is to assist us in employing and retaining our named executive officers by providing them with a competitive compensation opportunity based upon the achievement of specified performance objectives which the Compensation Committee has identified as bearing a direct relation to the accomplishment of our business plan for the applicable year.
Under the Incentive Compensation Plan, cash performance bonuses are typically targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are typically established by the Compensation Committee based upon its review of publicly-available information with respect to similar programs offered by the companies in our peer group. For 2009, such percentages were established at 100% for our Chief Executive Officer and 75% for our other eligible named executive officers. The Compensation Committee determined that the target cash performance bonus opportunity for our Chief Executive Officer should represent a higher percentage of his base salary than that of the other eligible named executive officers based upon (i) a review of publicly available information regarding similar programs offered by the companies in our peer group, and (ii) its belief that our Chief Executive Officer, by virtue of his position with us, is in a position to exert a more significant influence as compared to the other eligible named executive officers over a number of the factors upon which cash performance bonuses under the Incentive Compensation Plan are contingent.
Typically, of the maximum cash performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, pre-determined percentages of such amount are contingent upon:
•	our achievement of a target amount of quarterly earnings per share of our common stock;
•	our achievement of certain corporate goals for the applicable year; and
•	the achievement by the eligible named executive officer of certain individual goals for the corresponding year within such named executive officer’s sphere of influence.
During the first quarter of each year, our executive committee typically makes recommendations to the Compensation Committee regarding the percentage allocations to be made among the above-described categories for the year based upon its determinations as to the relative importance which the goals in each such category bear to the goals in the other categories with respect to the achievement of our business plan for the applicable year. In addition, for each category which contains multiple goals, our executive committee also typically makes recommendations to the Compensation Committee regarding the percentage allocations among the goals within each such category based upon its determinations as to the relative importance which the goals in each such category bear to the other goal(s) in such category with respect to the achievement of our business plan for the applicable year. The Compensation Committee typically relies upon such recommendations from our executive committee due to the fact that the members of our executive committee are primarily responsible for the establishment of our business plan each year.
By approving the Incentive Compensation Plan in the first quarter of each year, the Compensation Committee and our executive committee may examine the performance of each of our eligible named executive officers during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine the financial performance targets for the new fiscal year based in part upon the previous year’s performance.
The Compensation Committee typically meets quarterly to determine, among other things, whether cash performance bonuses are to be paid under the Incentive Compensation Plan to any of our named executive officers based upon our achievement, or any named executive officer’s achievement, as applicable, of any element of the Incentive Compensation Plan during the previous quarter. The payment of cash performance bonuses, if any, to the named executive officers is normally made, subject to payroll taxes and tax withholdings, in the pay period immediately following the date of such determination by the Compensation Committee.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the cash performance bonus opportunity for our named executive officers should be dependent on measures which are traditionally reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer to the achievement of elements of our business plan which are within such individual’s sphere of influence. When the Incentive Compensation Plan was implemented in 1999, the Compensation Committee selected the categories of goals listed above, each of which is discussed in greater detail below, based on publicly-available information with respect to similar programs utilized by the companies in our peer group, as well as upon its belief that each such category contains measures which typically bear a direct relation to the achievement of our business plan each year. When the Compensation Committee meets in the first quarter of each year to approve the Incentive Compensation Plan for that year, it typically reviews publicly-available information with respect to similar programs utilized by the companies in our peer group to determine whether adjustments should be made to the structure of the Incentive Compensation Plan, in light of the objectives which the Compensation Committee has established for our executive compensation program.
Earnings Per Share. Of the maximum cash performance bonus amount that an individual named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of a target amount of earnings per share of our common stock for each quarter of the applicable year. At the beginning of each year, our senior management and the Board of Directors collaborate to establish earnings per share estimates for our common stock for each quarter of such year. In setting the target amounts of earnings per share of our common stock, our senior management and the Board of Directors typically review our budgets and financial projections for each quarter. Under the Incentive Compensation Plan, the Compensation Committee has the ability to review quarterly target amounts during the year and make adjustments to them in its discretion as it determines to be appropriate to respond to changes which affect general market conditions, or our business in particular, such as changes in interest rates, the acquisition or disposition of assets by us, changes in our business philosophy and overall trends in the economy.
Under the Incentive Compensation Plan for 2009, our eligible named executive officers were entitled to receive a cash performance bonus equal to 33% (44% for our Chief Executive Officer) of their base salary paid during the applicable quarter if the actual earnings per share for our common stock was equal to or greater than the internal target, which we established for purposes of the Incentive Compensation Plan for 2009. The internal target earnings per share for our common stock, excluding non-cash, stock-based compensation, which we established for the Incentive Compensation Plan for 2009, were $0.02 for the first quarter, $0.02 for the second quarter, $0.02 for the third quarter, and $0.03 for the fourth quarter.
Corporate Goals. Of the maximum cash performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of certain objectively verifiable measures for our performance for the applicable year. These corporate goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our executive committee regarding certain initiatives and the corresponding measures therefor which our executive committee believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct corporate goals are established and of the percentage of the maximum cash performance bonus amount that is contingent on the achievement of such corporate goals, varying percentages of such amount are allocated by the Compensation Committee to each corporate goal.
Under the Incentive Compensation Plan for 2009, our eligible named executive officers were entitled to receive a cash performance bonus equal to a maximum of 27% (36% for our Chief Executive Officer) of their base salary for the year based upon our achievement of two distinct corporate goals. First, of the maximum cash bonus percentage attributable to the achievement of corporate goals, 16% (22% for our Chief Executive Officer) was based on the Company’s achievement of Cash From Facility Operations, of CFFO, per share targets during 2009. Management viewed the performance targets to be challenging (particularly given the existing market and economic conditions). For purposes of the Incentive Compensation Plan for 2009, CFFO was defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures. Recurring capital expenditures included expenditures capitalized in accordance with GAAP that were funded from reserves pursuant to the Company’s mortgage loans and leases.
The targeted level of performance under the CFFO portion of the Incentive Compensation Plan for 2009 was CFFO per share of $0.55, which was based on the Company’s internal business plan. Achievement of the minimum threshold level of CFFO performance under the Incentive Compensation Plan for 2009 would result in our eligible named executive officers receiving a bonus equal to 16% (22% for our Chief Executive Officer) of their base salary paid for the year. To the extent the CFFO per share target was exceeded, an additional award would be prorated between 100% and 110% of the target based on the actual CFFO per share for 2009.

The actual percentage of the CFFO incentive opportunity set forth above that each eligible named executive officer would receive was determined as follows:

CFFO per Share	Percentage of CFFO Target Bonus Opportunity Award
$0.55	100%
$0.61	110%
Incentive opportunity was to be prorated between $0.55 and $0.61 as set forth above.
Second, of the maximum cash bonus percentage attributable to the achievement of corporate goals, 11% (14% for our Chief Executive Officer) was based on the Company’s achievement of Adjusted EBITDAR targets during 2009. Management viewed the performance targets to be challenging (particularly given the existing market and economic conditions). For purposes of the Incentive Compensation Plan for 2009, Adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense, and provision for bad debt.
The targeted level of performance under the Adjusted EBITDAR portion of the Incentive Compensation Plan for 2009 was $57,049,000, which was based on the Company’s internal business plan. Achievement of 90% of the Adjusted EBITDAR performance under the Incentive Compensation Plan for 2009 would result in 90% of the portion of the award subject to the Adjusted EBITDAR target being earned by our eligible named executive officers. Achievement of the minimum threshold level of Adjusted EBITDAR performance under the Incentive Compensation Plan for 2009 would result in between 90% and 100% of the portion of the award subject to the Adjusted EBITDAR target being earned, subject to proration based on the actual Adjusted EBITDAR results reported for 2009. To the extent the Adjusted EBITDAR target was exceeded, an additional award would be prorated between 100% and 110% of the target based on the actual Adjusted EBITDAR results 2009.
The actual percentage of the Adjusted EBITDAR incentive opportunity set forth above that each eligible named executive officer would receive was determined as follows:

Adjusted EBITDAR Target	Percentage of Adjusted EBITDAR Target Bonus Opportunity Award
$51,344,100	90%
$57,049,000	100%
$62,753,900	110%
Incentive opportunity was to be prorated between the levels as set forth above.
Individual Goals. Of the maximum cash performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on the achievement by the eligible named executive officer of certain objectively verifiable individual goals for the corresponding year within such named executive officer’s sphere of influence. These individual goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our executive committee regarding certain initiatives and the corresponding measures therefor which our executive committee believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct individual goals are established for each eligible named executive officer and of the percentage of the maximum cash performance bonus amount that is contingent on the achievement of such individual goals, varying percentages of such amount are allocated by the Compensation Committee based upon the recommendations of our executive committee to each individual goal.
Under the Incentive Compensation Plan for 2009, our eligible named executive officers were entitled to receive a cash performance bonus equal to a maximum of 15% (20% for our Chief Executive Officer) of their base salary for the year based upon the achievement of such individual goals.

Lawrence A. Cohen
With respect to our Chief Executive Officer, first, of the maximum cash bonus percentage attributable to the achievement of individual goals, 13% was based on the Company’s achievement of CFFO per share targets during 2009, upon the same terms and conditions as described above regarding the corporate goals portion of the Incentive Compensation Plan for 2009. Accordingly, achievement of the minimum threshold level of CFFO performance under the Incentive Compensation Plan for 2009, or CFFO per share of $0.55, would result in our Chief Executive Officer receiving a bonus equal to 13% of his base salary paid for the year. To the extent the CFFO per share target was exceeded, an additional award would be prorated between 100% and 110% of the target based on the actual CFFO per share for 2009.
Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 7% was based on the Company’s ability to form and obtain commitments for at least $30 million of equity in an investment fund that would purchase senior living communities that would be managed by the Company. Obtaining equity commitments of at least $30 million would result in 25% of the portion of the award subject to the equity commitment goal being earned by our Chief Executive Officer. Upon the first closing of funding by an investor in the opportunity fund, the remaining 75% of the portion of the award subject to the equity commitment goal being earned by our Chief Executive Officer.
Keith N. Johannessen
With respect to our President and Chief Operating Officer, of the maximum cash bonus percentage attributable to the achievement of individual goals, 7.5% was based on facility net operating income, or Facility NOI. Facility NOI was defined as facility resident revenue less facility operating expenses, not including management fees, taxes and insurance, in the Company’s 2009 business plan. The targeted level of performance under the Facility NOI portion of award for 2009 was $76,506,000, which was based on the Company’s internal business plan. Achievement of the minimum threshold level of Facility NOI performance under the Incentive Compensation Plan for 2009 would result in our President and Chief Operating Officer receiving a bonus equal to 7.5% of his base salary paid for the year. To the extent the Facility NOI target was exceeded, an additional award would be prorated between 100% and 110% of the target based on the actual Facility NOI for 2009.
Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 7.5% was based on resident satisfaction. Resident satisfaction is surveyed each year in our communities. The receipt of a 93% or higher favorable rating on all properties would result in 100% of the portion of the award subject to resident satisfaction being earned by our President and Chief Operating Officer.
Ralph A. Beattie
With respect to our Chief Financial Officer, of the maximum cash bonus percentage attributable to the achievement of individual goals, 5% was based on the budget for controllable general and administrative expense categories — accounting, finance, payroll/benefits, information systems, investor relations and administration, or Controllable G&A Categories. The targeted budget under the Controllable G&A Categories portion of the award for 2009 was $7,395,000, which was based on the Company’s internal business plan. Achievement of a Controllable G&A Categories budget under the Incentive Compensation Plan for 2009, as reported in the Company’s Annual Report on Form 10-K, would result in our Chief Financial Officer receiving a bonus equal to 5% of his base salary for the year. To the extent the actual expenses for Controllable G&A were less than the targeted budget, an additional award would be prorated between 100% and 110% of the targeted budget based on the actual expenses for Controllable G&A for 2009.
Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2.5% was based on corporate insurance. Limiting aggregate growth in policy premiums to no more than a 5% increase over the previous policy period on comparable policies for all insurance except workers compensation, health and dental insurance would result in 50% of the portion of the award subject to corporate insurance being earned by our Chief Financial Officer. Reducing aggregate policy premiums by 10% over the previous policy period on the same policies would result in the remaining 50% of the portion of the award subject to corporate insurance being earned by our Chief Financial Officer.
Third, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2.5% was based on property tax reductions on our owned and leased communities. Property Tax Reductions was defined as a reduction in property tax based on the taxing authority’s tax rate applied to the difference between the appraised value by the taxing authorities and the value of property reached by agreement or appeal or by litigation. If the appeal process or litigation extended beyond March 31, 2010, the property consultant’s written opinion of the tax reduction would be used. A Property Tax Reduction of $200,000 for 2009 would result in 100% of the portion of the award subject to property tax reductions being earned by our Chief Financial Officer.

Fourth, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2.5% was based on the Company’s ability to form and obtain commitments for at least $30 million of equity in an investment fund that would purchase senior living communities that would be managed by the Company. Obtaining equity commitments of at least $30 million would result in 25% of the portion of the award subject to the equity commitment goal being earned by our Chief Financial Officer. Upon the first closing of funding by an investor in the opportunity fund the remaining 75% of the portion of the award subject to the equity commitment goal being earned by our Chief Financial Officer.
Fifth, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2.5% was based on securing mortgage financing for acquisitions of senior housing communities. Upon the closing of an acquisition of at least one senior housing community in 2009 with mortgage financing secured by our Chief Financial Officer, 100% of the portion of the award subject to acquisition financing would be earned by our Chief Financial Officer.
Mr. Brickman and Mr. Goodpaster do not participate in the Incentive Compensation Plan, but the Compensation Committee has retained the ability to award annual cash performance bonuses to such named executive officers in its discretion pursuant to the terms of their employment agreements. The determination as to whether Mr. Brickman and Mr. Goodpaster will receive a cash performance bonus with respect to a particular year is typically made by the Compensation Committee in the first quarter of the following year. In determining whether Mr. Brickman and Mr. Goodpaster is entitled to receive a cash performance bonus, and if so, in what amount, the Compensation Committee typically reviews our financial performance for the relevant fiscal year, the past performance of each, total cash compensation necessary to retain top executive talent, and the budget for their respective internal departments. The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method by which to determine the cash performance bonus which Mr. Brickman and Mr. Goodpaster are entitled to receive each year, since the Incentive Compensation Plan has historically been heavily dependent upon measures which are related to the achievement of our business plan. The Compensation Committee does not believe that, in their capacities as our Vice President — General Counsel and Vice President — National Marketing, respectively, Mr. Brickman and Mr. Goodpaster are in positions to influence the achievement of our business plan each year in the same manner as our other named executive officers.
For a description of the cash performance bonuses paid to our named executive officers for 2009, please refer to the Summary Compensation Table beginning on page 27 of this proxy statement.
Long-Term Incentives. On May 8, 2007, the date of the 2007 Annual Stockholders Meeting, the stockholders approved the 2007 Stock Incentive Plan, which we refer to as the “2007 Stock Incentive Plan.” Upon approval of the 2007 Stock Incentive Plan, the 1997 Stock Incentive Plan terminated and no additional awards will be granted under that plan. Awards granted thereunder may be made at such times and upon such vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted share awards, stock appreciation rights, or SARs, cash awards and performance-based equity and cash awards. Pursuant to the terms of the 2007 Stock Incentive Plan, the Chief Executive Officer and each of the four highest paid employees as of December 31, 2009 are not eligible to receive awards under the 2007 Stock Option Plan in any fiscal year exceeding 100,000 shares.
The Compensation Committee has historically granted long-term incentive awards to our named executive officers on a case-by-case basis in connection with certain events which it determined have positively impacted our performance and/or increased stockholder value, and which it determined were substantially attributable to the performance of an individual named executive officer in his or her position with us. The Compensation Committee has also historically granted long-term incentive awards to our named executive officers in connection with events which have increased the number of outstanding shares of our common stock, so that our named executive officers maintained a relatively proportionate ownership interest in our equity after giving effect to such event as existed before such event. During 2009, we granted 97,500, 97,500, 37,500, 22,500 and 9,000 shares of restricted stock to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively, on January 5, 2010 under the 2007 Stock Incentive Plan. The shares of restricted stock vest in three installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:
•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;
•
its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our executive committee;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;
•	the amount of equity held by each named executive officer; and
•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.
For a description of the long-term incentives awarded to our named executive officers for 2009, please refer to the Grants of Plan-Based Awards Table beginning on page 30 of this proxy statement.
Severance Arrangements. We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits to be paid upon the happening of certain events. Our employment agreements with Messrs. Brickman, Cohen, Johannessen and Goodpaster were each entered into in connection with our initial public offering in 1997. Leading up to our initial public offering, our Board of Directors, based upon input received from our legal counsel and legal counsel for our underwriters, determined that it was in our best interests to implement a company-wide severance plan structure, whereby severance benefits would be paid in certain events to members of our executive and senior management, including such named executive officers. Accordingly, our Board of Directors relied in large part upon both input received from such legal counsel as well as publicly-available information with respect to the severance practices of similarly-situated companies in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation under our severance plan structure.
Upon the commencement of his employment with us in 1999, we entered into an employment agreement with Mr. Beattie. In the course of negotiating Mr. Beattie’s employment agreement, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation in the event that Mr. Beattie’s employment with us is severed. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.
The Compensation Committee believes that such severance benefits advance the objectives which the Compensation Committee has identified for our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to the achievement of our business objectives.
In addition, the Compensation Committee believes that the formalization of our severance practices benefits us by providing certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed.
Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments to which each named executive officer would be entitled to receive on the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.
For a more detailed description of the severance arrangements which apply to our named executive officers, you should read the narrative discussion beginning on page 33 of this proxy statement.
Perquisites and Other Personal Benefits. Our named executive officers are eligible to participate in certain benefit plans generally available to all of our employees. The benefits available are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance.
In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which represents the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, up to an amount not to exceed 2% of the named executive officer’s base salary. In establishing the amount of cash contributions made by our named executive officers to the 401(k) plan which we will match, we rely on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. During 2009, Mr. Cohen received an automobile allowance of approximately $500 per month.
The Compensation Committee has determined to offer the above-described perquisites and other personal benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other personal benefits in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such perquisites and other personal benefits which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded. For a description of the perquisites and other personal benefits received by our named executive officers during 2009, please refer to the Summary Compensation Table on beginning on page 27 of this proxy statement.
The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2009. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.
Compensation Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the Annual Meeting, for filing with the SEC.
Compensation Committee
Craig F. Hartberg
Peter L. Martin
James A. Moore

Summary Compensation Table
The following table summarizes the compensation earned by our named executive officers in 2009, 2008 and 2007. The table specifically identifies the dollar value of compensation related to 2009, 2008 and 2007 earned by such named executive officers in the form of:
•	base salary, which is paid in cash;
•	cash performance bonus, with respect to Mr. Brickman;
•	non-equity incentive plan compensation, listing the aggregate dollar value of awards earned by our named executive officers under our Incentive Compensation Plan for 2009, 2008 and 2007, and
•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan.
Other than Mr. Brickman and Mr. Goodpaster, our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2009, 2008 and 2007. Amounts listed under “Non-Equity Incentive Plan Compensation,” represent cash performance bonus awards earned by our named executive officers for 2009, 2008 and 2007 pursuant to our Incentive Compensation Plan.
Based on the base salaries of our named executive officers for 2009, “Salary” accounted for approximately 38%, 35%, 46%, 63% and 76% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2009 or otherwise, accounted for approximately 36%, 26%, 32%, 14% and 10% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively. Based on the base salaries of our named executive officers for 2008, “Salary” accounted for approximately 68%, 71%, 66% and 80% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2008 or otherwise, accounted for approximately 31%, 27%, 32% and 18% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively. Based on the base salaries of our named executive officers for 2007, “Salary” accounted for approximately 64%, 65%, 65% and 78% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2007 or otherwise, accounted for approximately 35%, 33%, 33% and 20% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively. Mr. Goodpaster was not one of our named executive officers for 2008 and 2007, and accordingly, information with respect to Mr. Goodpaster’s compensation for these years is not provided.
Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan		All Other
		Salary	Bonus	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)(2)	($)
Lawrence A. Cohen, Vice Chairman of the Board and Chief Executive Officer	2009	$436,558	—	$300,300	$406,173	(3)	$6,000	$1,143,037
	2008	$422,173	—	$0	$189,053	(4)	$6,000	$617,226
	2007	$405,275	—	$0	$219,363	(5)	$6,000	$630,638
Keith N. Johannessen, President and Chief Operating Officer	2009	$278,538	—	$300,300	$209,023	(6)	$7,384	$795,245
	2008	$269,360	—	$0	$103,451	(7)	$7,750	$380,515
	2007	$258,578	—	$0	$130,148	(8)	$7,750	$396,476
Ralph A. Beattie, Executive Vice President and Chief Financial Officer	2009	$260,050	—	$115,500	$183,699	(9)	$7,289	$566,538
	2008	$251,481	—	$0	$119,509	(10)	$7,020	$378,009
	2007	$241,415	—	$0	$122,493	(11)	$4,836	$368,744
David R. Brickman, Vice President — General Counsel and Secretary	2009	$203,622	$45,000	$69,300	—		$4,072	$321,994
	2008	$196,506	$45,000	$0	—		$3,930	$245,436
	2007	$189,026	$50,000	$0	—		$3,781	$242,807
Rob L. Goodpaster, Vice President — National Marketing	2009	$153,605	$20,000	$27,720	—		$1,200	$202,525

(1)
Amounts reflect the aggregate fair value of awards of restricted stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (formerly, FASB Statement 123R, “ASC 718”). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2010. The shares of restricted stock reflected in this column were granted on January 5, 2009 pursuant to the 2007 Stock Incentive Plan and vest in equal installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

(2)
The amounts in this column reflects auto allowances with respect to Mr. Cohen only and annual contributions or other allocations by us to our 401(k) plan with respect to our other named executive officers.

(3)
This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 100% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Cohen earned $47,195, $47,667, $48,611, and 48,611, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Cohen exceeded his individual goal for 2009 related to adjusted Cash Flow From Operations (CFFO), Mr. Cohen earned $62,427 or 14.3% of his annual base salary. Since the Company exceeded each of its corporate adjusted CFFO and Earnings before Interest, Taxes, Depreciation, Amortization, and Rent (EBITDAR) goals for 2009, Mr. Cohen earned $167,009 or 38.3% of his annual base salary.

(4)
This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 100% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Cohen earned $45,380 and $45,985, respectively for such quarters. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Cohen earned $13,408 and $13,944 respectively for such quarters, or a total of 6.5% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Cohen $3,486 and $7,294, respectively for such quarters, or a total of 2.5% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Cohen $39,329 and $20,227, respectively for such quarters, or 13.9% of his base salary.

(5)
This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 100% of his base salary. Since we achieved the target amount of earnings per share of our common stock for each quarter of fiscal 2007, Mr. Cohen earned $43,634, $44,216, $45,380 and $46,040, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Cohen achieved his individual goals for 2007 related to our equity development, the Compensation Committee determined it appropriate to award Mr. Cohen $9,199, or 2.3% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Cohen earned $12,892, $4,398 and $13,603 respectively, or a total of 7.6% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(6)
This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 75% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Johannessen earned $22,584, $22,810, $23,262, and $23,262, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Johannessen exceeded his individual goal for 2009 related to measures of the Company’s net operating income and achieved his individual goal for 2009 related to resident satisfaction, Mr. Johannessen earned $41,788, or 15.0% of his base salary. Since the Company exceeded each of its corporate adjusted CFFO and EBITDAR goals for 2009, Mr. Johannessen earned $79,785 or 28.6% of his annual base salary.

(7)
This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Johannessen earned $21,716 and $22,005, respectively for such quarters. Since Mr. Johannessen achieved his individual goals for 2008 related to measures of our net operating income and resident satisfaction, the Compensation Committee determined it appropriate to award Mr. Johannessen $12,538, or 4.6% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Johannessen earned $6,580 and $6,844, respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Johannessen $1,711 and $3,559, respectively for such quarters, or a total of 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Johannessen $18,820 and $9,679, respectively for such quarters, or 10.4% of his base salary.

(8)
This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2007 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for each quarter of fiscal 2007, Mr. Johannessen earned $20,880, $21,158, $21,715 and $21,715, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Johannessen achieved his individual goals for 2007 related to measures of our net operating income and resident satisfaction, the Compensation Committee determined it appropriate to award Mr. Johannessen $29,612.06, or 11.5% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Johannessen earned $6,327, $2,158 and $6,580, respectively, or a total of 5.8% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(9)
This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 75% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Beattie earned $21,085, $21,296, $21,718, and $21,718, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Beattie exceeded his individual goal for 2009 related to measures of our corporate expenses and achieved his individual goal for 2009 related to measures of our insurance and property taxes, Mr. Beattie earned $27,564 or 10.6% of his annual base salary. Since the Company exceeded its corporate adjusted CFFO and EBITDAR goals for 2009, Mr. Beattie earned $74,488 or 28.6% of his annual base salary.

(10)
This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Beattie earned $20,274 and $20,544, respectively for such quarters. Since Mr. Beattie achieved his individual goals for 2008 related to measures of our corporate expenses, systems implementation and satisfaction, and property taxes, the Compensation Committee determined it appropriate to award Mr. Beattie $34,630, or 13.75% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Beattie earned $6,144 and $6,389 respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Beattie $1,597 and $3,323, respectively for such quarters, or 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Beattie $17,571 and $9,036, respectively for such quarters, or 10.4% of his base salary.

(11)
This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2007 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for each quarter of fiscal 2007, Mr. Beattie earned $19,494, $19,754, $20,274 and $20,274, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Beattie achieved his individual goals for 2007 related to investor conferences and system implementation, the Compensation Committee determined it appropriate to award Mr. Beattie $28,626, or 11.9% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Beattie earned $5,907, $2,015 and $6,143 respectively, or a total of 5.3% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to the stock awards granted to the named executive officers in 2009.

								All Other
								Stock
								Awards:	All Other		Closing	Grant
		Estimated Future Payouts Under			Estimated Future Payouts			Number	Option	Exercise	Market	Date Fair
		Non-Equity Incentive Plan			Under Equity Incentive Plan			of	Awards:	or Base	Price	Value of
		Awards(2)			Awards			Shares	Number of	Price of	on	Stock and
		Thres-		Maxi-	Thres-		Maxi-	of Stock	Securities	Option	Grant	Option
	Grant	hold	Target	mum	hold	Target	mum	or Units	Underlying	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)	(k)	(l)	(m)(2)
Lawrence A. Cohen	01/05/09	—	—	—	—	—	—	97,500	—	—	$3.08	$300,300
Keith N. Johannessen	01/05/09	—	—	—	—	—	—	97,500	—	—	$3.08	$300,300
Ralph A. Beattie	01/05/09	—	—	—	—	—	—	37,500	—	—	$3.08	$115,500
David R. Brickman	01/05/09	—	—	—	—	—	—	22,500	—	—	$3.08	$69,300
Rob L. Goodpaster	01/05/09	—	—	—	—	—	—	9,000	—	—	$3.08	$27,720

(1)
The shares of restricted stock held by these named executive officers were awarded under the 2007 Stock Incentive Plan. The restricted stock awards vest in three installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

(2)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718.
Employment Agreements
We entered into an employment agreement with Mr. Cohen in November 1996 which was subsequently amended in May 1999, August 2002, January 2003, and February 2004. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $300,000, subject to annual adjustments, (ii) a bonus of not less than 33% of his base salary in the event certain performance measures are met as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Johannessen in November 1996 which was subsequently amended in June 1999 and January 2003. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two- year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $180,000, subject to annual adjustments, (ii) a bonus of not less than 33% of his base salary as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.
We entered into an employment agreement with Mr. Beattie in May 1999 which was subsequently amended in January 2003. Mr. Beattie’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $180,000, subject to annual adjustments, (ii) an annual bonus of not less than 33% of his base salary as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.
We entered into an employment agreement with Mr. Brickman in December 1996 which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.
We entered into an employment agreement with Mr. Goodpaster in December 1996. Mr. Goodpaster’s employment agreement is for a term of two years and automatically extends for a one-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.
For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement.
In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to each such named executive officer upon the occurrence of certain events which result in his employment with us being terminated, including upon a “fundamental change” of us. Included in each employment agreement is a covenant of the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a detailed description of the severance provisions contained in the employment agreements, please refer to the narrative discussion beginning on page 33 of this proxy statement.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
		Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Number of	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Securities	Underlying	Underlying			of Stock	Units of	Other	or Other
	Underlying	Unexercised	Unexercised	Option		That	Stock That	Rights	Rights That
	Unexercised Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)
Lawrence A. Cohen	100,000	—	—	$6.30	12/03/2013	—	—	—	—
	88,000	—	—	$1.80	9/21/2011	—	—	—	—
	34,409	—	—	$3.63	2/15/2010	—	—	—	—
	—	—	—	—	—	97,500	$489,450	—	—
Keith N. Johannessen	56,540	—	—	$6.30	12/03/2013	—	—	—	—
	60,000	—	—	$1.80	9/21/2011	—	—	—	—
	—	—	—	—	—	97,500	$489,450	—	—
Ralph A. Beattie	43,010	—	—	$3.63	2/15/2010	37,500	$188,250	—	—
	—	—	—	—	—			—	—
David R. Brickman	41,120	—	—	$6.30	12/03/2013	—	—	—	—
	24,000	—	—	$1.80	9/21/2011	—	—	—	—
	—	—	—	—	—	22,500	$112,950	—	—
Robert L. Goodpaster	5,120	—	—	$6.30	12/03/2013	—	—	—	—
	5,204	—	—	$3.63	2/15/2010	—	—	—	—
	—	—	—	—	—	9,000	$145,180	—	—

(1)
The shares of restricted stock reflected in this column were granted on January 5, 2009 pursuant to the 2007 Stock Incentive Plan and vest in equal installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

(2)	Calculated by reference to the closing price for shares of our common stock on the New York Stock Exchange on December 31, 2009, which was $5.02.

OPTION EXERCISES AND STOCK VESTED
The following table presents the amounts each named executive officer received in 2009 upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)		on Vesting ($)
Lawrence A. Cohen	—	—	21,450	(1)	63,921
Keith N. Johannessen (2)	23,656	51,097	21,450	(1)	63,921
Ralph A. Beattie	—	—	8,250	(1)	24,585
David R. Brickman (3)	17,204	19,441	4,950	(1)	14,751
Rob L. Goodpaster	—	—	1,980	(1)	5,900

(1)	Represents shares of restricted stock which vested on January 1, 2009 pursuant to restricted stock awards granted to our named executive officer on July 1, 2005 under our 1997 Stock Incentive Plan.

(2)
Mr. Johannessen exercised 23,656 options on October 1, 2009 acquiring the underlying shares at an exercise price of $3.63 and sold such shares at an average market price of $5.79 on October 1, 2009 pursuant to a previously adopted Rule 10b5-1 plan.

(3)
Mr. Brickman exercised 17,204 options on December 1, 2009 acquiring the underlying shares at an exercise price of $3.63 and sold such shares at an average market price of $4.76 on December 1, 2009 pursuant to a previously adopted Rule 10b5-1 plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
Employment Agreements
As previously discussed, we have entered into an employment agreement with each of our named executive officers, which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. In addition, each employment agreement contains a non-competition provision. Certain of the employment agreements which we have entered into with our named executive officers contain provisions with respect to severance benefits and covenants not to compete which are substantially identical to those contained in an employment agreement which we have entered into with another of our named executive officers. Accordingly, the following discussion is separated into sections, with a separate section for each grouping of our named executive officers who have entered into employment agreements with us which contain substantially identical terms with respect to severance benefits and non-competition.
In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.
Lawrence A. Cohen
Termination Not in Conjunction with a Fundamental Change. If we terminate the employment of Mr. Cohen because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntary resigns for “good reason,” then Mr. Cohen will be entitled to:
•
receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and
•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.
A resignation by Mr. Cohen shall be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution or change in the duties, base salary or annual bonus at the rate paid during the past twelve (12) months of Mr. Cohen, which is not part of an overall diminution or change for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.
If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.
Termination in Conjunction with a Fundamental Change. If the employment of Mr. Cohen is terminated in conjunction with a “fundamental change” of us, Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.
Pursuant to his employment agreement, the term “fundamental change” generally means:
•
a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•
the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•
the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition. Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, the ownership by Mr. Cohen of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.
Keith N. Johannessen and Ralph A. Beattie
Termination Not in Conjunction with a Fundamental Change. If we terminate the employment of Mr. Johannessen or Mr. Beattie because of death or disability or for any reason other than for “cause,” or if Mr. Johannessen or Mr. Beattie voluntary resigns for “good reason,” then Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to:
•
receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and
•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.
If the employment of Mr. Johannessen or Mr. Beattie is terminated for any other reason, then we are to promptly pay Mr. Johannessen or Mr. Beattie, as applicable, his base salary and annual bonus paid in the past 12 months up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.
Termination in Conjunction with a Fundamental Change. If the employment of Mr. Johannessen or Mr. Beattie is terminated in conjunction with a “fundamental change” of us, Mr. Johannessen or Mr. Beattie, as applicable. will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that each will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination. Under their employment agreements, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.
Non-Competition. Pursuant to their employment agreements, Mr. Johannessen and Mr. Beattie each agreed that for one year after termination of their employment and receipt of the last payment pursuant to their employment agreements, they will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Notwithstanding the foregoing, the ownership by Mr. Johannessen or Mr. Beattie of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted. In addition, pursuant to his employment agreement, if Mr. Johannessen’s employment with us is terminated “for cause” or he voluntarily resigns, he shall not be deemed to violate the foregoing restrictions if he accepts and works within the one year period at a position as an on-site administrator or on-site executive director at a nursing or retirement facility for a salary equal to or less than a comparable position at a comparable facility in the area.
David R. Brickman
If we terminate the employment of Mr. Brickman because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntary resigns for “good reason,” then Mr. Brickman will be entitled to:
•	receive his base salary and annual bonus paid during the past twelve month period for two years from the date of the notice of termination;
•	retain all of his options to purchase shares of our common stock that have vested; and
•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

If the employment of Mr. Brickman is terminated for any other reason, then we are to promptly pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.
Non-Competition. Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. The ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market by Mr. Brickman that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.
Rob L. Goodpaster
If we terminate the employment of Mr. Goodpaster because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Goodpaster voluntary resigns for “good reason,” then Mr. Goodpaster will be entitled to:
•	receive his base salary for the balance of the term of the agreement (not including any future extensions), but not less than one year from the date of the notice of termination;
•	retain all of his options to purchase shares of our common stock that have vested; and
•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.
If the employment of Mr. Goodpaster is terminated for any other reason, then we are to promptly pay Mr. Goodpaster his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Goodpaster’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.
Non-Competition. Pursuant to his employment agreement, Mr. Goodpaster agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. The ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market by Mr. Goodpaster that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.
The 1997 Stock Incentive Plan
Although the 1997 Stock Incentive Plan was terminated on May 8, 2007, awards granted under the 1997 Stock Incentive Plan continue to be governed by the terms of the 1997 Stock Incentive Plan. Pursuant to the 1997 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:
•
all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” and

•
all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

If an award is so accelerated, the portion of the award which is accelerated is limited to that portion which can be accelerated without causing an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code, determined by taking into account all of the holder’s “parachute payments” determined under Section 280G of the Internal Revenue Code, all as reasonably determined by the Compensation Committee.
For purposes of the 1997 Stock Incentive Plan, a “change in control” generally means the first to occur of:
•
a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;
•
the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•
the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.
For purposes of the 1997 Stock Incentive Plan, a “potential change in control” means the first to occur of (i) the approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group of five percent or more of the combined voting power of our outstanding securities and the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan.
In addition, pursuant to the 1997 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”
The 2007 Stock Incentive Plan
Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:
•
all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” but conditioned upon the occurrence of the “change in control,” and

•
all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or a “potential change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:
•
a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;
•
the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•
the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.
For purposes of the 2007 Stock Incentive Plan, a “potential change in control” mean the first to occur of (i) approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the filing of a Schedule 13G or 13D under the Exchange Act and, within 15 days after such filing, the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 2007 Stock Incentive Plan.
In addition, pursuant to the 2007 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”
Restricted Stock Award Agreements. When Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster were awarded shares of restricted stock on January 5, 2009 under the 2007 Stock Incentive Plan, each of them entered into a restricted stock award agreement with us. Each agreement provides that, if, before the vesting date for the restricted shares (to the extent not previously vested), the individual’s employment with us is terminated for any reason, the restricted shares that have not previously vested shall, automatically and without notice, terminate and be permanently forfeited as of such date.
Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination
Under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, in the event of a “change in control” or a “potential change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan, assuming that:
•
an event which constituted a “change in control” under the 1997 Stock Incentive Plan and 2007 Stock Incentive, each as described above, was consummated on December 31, 2009, the last business day of fiscal year 2009, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan;

•
the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan, each as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

Potential Realizable Value(1)
Lawrence A. Cohen	$820,638.51
Keith N. Johannessen	$682,650.00
Ralph A. Beattie	$248,033.90
David R. Brickman	$190,230.00
Rob L. Goodpaster	$52,413.56

(1)
Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2009, which was $5.02. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2009 was $5.30, which was the highest price per share for our common stock on the New York Stock Exchange on November 9, 2009, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $882,213.03, $726,750.00, $270,576.70, $203,250.00, and $56,390.68, respectively.

Payments Upon Termination Without a Fundamental Change or Change in Control.
The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:
•	each named executive officer’s employment with us was terminated on December 31, 2009, the last business day of our fiscal 2009;
•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2009 has been fully paid to such named executive officer;
•
such termination was not in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement; and

•
to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options awarded pursuant to the 1997 Stock Incentive Plan and sold the underlying shares at the closing price for shares of our common stock on the New York Stock Exchange on December 31, 2009, the last business day of our fiscal 2009, which was $5.02.

			Exercise of	Total
	Cash Severance		Outstanding	Termination
	Payment ($)		Options ($)(1)	Benefits ($)
Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(2)	1,199,370.00	(2)	331,188.51	1,530,558.51
• Termination for “cause”	0		0	0
Keith N. Johannessen
• Termination by us because of Mr. Johannessen’s disability or death or for any reason other than for “cause,” or termination by Mr. Johannessen for “good reason”(3)	737,922.00	(3)	193,200.00	931,122.00
• Termination for “cause”	0		0	0
Ralph A. Beattie
• Termination by us because of Mr. Beattie’s disability or death or for any reason other than for “cause,” or termination by Mr. Beattie for “good reason”	763,657.00	(4)	59,783.90	823,440.90
• Termination for “cause”	34,799.00	(5)	0	34,799.00
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”	429,004.00	(6)	77,280.00	506,284.00
• Termination for “cause”	21,760.00	(7)	0	21,760.00
Rob L. Goodpaster
• Termination by us because of Mr. Goodpaster’s disability or death or for any reason other than for “cause,” or termination by Mr. Goodpaster for “good reason”(2)	168,730.00	(8)	7,233.56	175,963.56
• Termination for “cause”	15,125	(9)	0	15,125

(1)
Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2009, which was $5.02. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2009 was $5.30, which was the highest price per share for our common stock on the New York Stock Exchange on November 9, 2009, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $365,463.03, $210,000.00, $71,826.70, $84,000.00, and $8,690.68.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for two years from December 31, 2009.

(3)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2009.

(4)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2009 and accrued vacation pay of $34,799 as of December 31, 2009.

(5)	Represents accrued vacation pay as of December 31, 2009.

(6)	Represents base salary and annual bonus for two years from December 31, 2009 and accrued vacation pay of $21,760 as of December 31, 2009.

(7)	Represents accrued vacation pay as of December 31, 2009.

(8)	Represents base salary for one year from December 31, 2009 and accrued vacation pay of $15,125 as of December 31, 2009.

(9)	Represents accrued vacation pay as of December 31, 2009.
Payments Upon Termination in Connection with a Fundamental Change and Change in Control.
The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:
•	each named executive officer’s employment with us was terminated on December 31, 2009, the last business day of our fiscal 2009;
•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2009 has been fully paid to such named executive officer;
•
such termination was in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2009, the last business day of our fiscal 2009, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan;
•
the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

		Acceleration and
	Cash Severance	Cash-Out of Equity	Total Termination
	Payment ($)	Awards ($)(1)	Benefits ($)
Lawrence A. Cohen(2)	1,799,056.00	820,638.51	2,619,694.51
Keith N. Johannessen(3)	1,107,127.00	682,650.00	1,789,777.00
Ralph A. Beattie(4)	1,128,086.00	248,033.90	1,376,119.90
David R. Brickman(5)	632,626.00	190,230.00	822,856.00
Rob L. Goodpaster(6)	168,730.00	52,413.56	221,143.56

(1)
Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2009, which was $5.02. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2009 was $5.30, which was the highest price per share for our common stock on the New York Stock Exchange on November 9, 2009, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $882,213.03, $726,750.00, $270,576.70, $203,250.00, and $56,390.68.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for three years from December 31, 2009.

(3)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2009.

(4)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2009 and accrued vacation pay of $34,799 as of December 31, 2009.

(5)	Represents base salary and annual bonus for two years from December 31, 2009 and accrued vacation pay of $21,760 as of December 31, 2009.

(6)	Represents base salary for one year from December 31, 2009 and accrued vacation pay of $15,125 as of December 31, 2009.

DIRECTOR COMPENSATION

	Fees Earned or	Stock		Option
	Paid in Cash	Awards		Awards	All Other
Name	($)(1)	($)(2)		($)	Compensation ($)	Total ($)
Lawrence A. Cohen(3)	—	—		—	—	—
Craig F. Hartberg	$38,000	—		—	—	$38,000
Keith N. Johannessen(3)	—	—		—	—	—
Jill M. Krueger	$26,000	—		—	—	$26,000
James A. Moore	$44,000	—		—	—	$44,000
Victor W. Nee	$27,000	—		—	—	$27,000
Harvey I. Hanerfeld	$28,000	—		—	—	$28,000
Peter L. Martin	$35,000	—		—	—	$35,000
Michael W. Reid	$1,000	$43,200	(4)	—	—	$44,200
James A. Stroud	$17,250	—		—	$15,045	$32,295

**
During 2009, we did not (i) award any non-equity incentive plan compensation to our directors, except for Mr. Reid as described below or (ii) maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents (i) the annual retainer of $15,000, payable annually, and (ii) compensation for attendance at all Board of Directors and committee meetings in 2009.

(2)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718.

(3)	Messrs. Cohen, Johannessen and Stroud did not receive any compensation for their service as directors during 2009.

(4)
Represents 9,000 shares of restricted stock issued to Mr. Reid under the 2007 Stock Incentive Plan on November 10, 2009, which vest in three installments of 33%, 33% and 34% on November 10, 2010, November 10, 2011 and November 10, 2012, respectively, in connection with the appointment of Mr. Reid as a director of the Company effective as of October 1, 2009 to fill the vacancy created by Mr. Stroud’s resignation as director.

Narrative Discussion of Director Compensation Table Information
The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Director Compensation Table.
Cash Compensation
For their services to us in 2009, our non-employee directors each received an annual retainer of $15,000, which was paid on May 14, 2009, the date of the 2009 Annual Meeting of Stockholders. Additionally, during 2009, our non-employee directors each received $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting attended and were reimbursed for their expenses in attending such meetings. During 2009, the Chairpersons of each committee did not receive any additional compensation for serving in such position. Messrs. Cohen, Johannessen and Stroud did not receive any compensation for serving as members of the Board of Directors during 2009. In 2010, our non-employee directors will generally be entitled to the same cash compensation to which each was entitled during 2009.

Equity Compensation
Pursuant to the terms of the 2007 Stock Incentive Plan, on June 15, 2007 each of our non-employee directors (other than Messrs. Hanerfeld, Martin and Reid, each of whom was not serving as a director of the Company at that time) were granted 19,000 shares of restricted stock for their services as a director. The restricted stock vests in three installments of 33%, 33% and 34% on June 15, 2008, June 15, 2009 and June 15, 2010, respectively, for each non-employee director who continues as a director of the Company following our annual meeting of our stockholders for such year. In connection with the election of Messrs. Hanerfeld and Martin to the Board in March 2008, each of Messrs. Hanerfeld and Martin were granted 9,000 shares of restricted stock under the 2007 Stock Incentive Plan on June 16, 2008, which vest in three installments of 33%, 33% and 34% on June 15, 2009, June 15, 2010 and June 15, 2011, respectively, for each director who continues as a director of the Company following the annual meeting of our stockholders for such year. In connection with the appointment of Mr. Reid to the Board effective October 2009 to fill the vacancy created by Mr. Stroud’s resignation as director, Mr. Reid was granted 9,000 shares of restricted stock under the 2007 Stock Incentive Plan on November 10, 2009, which vest in three installments of 33%, 33% and 34% on November 10, 2010, November 10, 2011 and November 10, 2012, respectively, if Mr. Reid continues as a director of the Company following our annual meeting of stockholders for such year. Messrs. Cohen, Johannessen and Stroud were not granted any restricted shares for their services as a director during 2009. We do not expect that the non-employee directors who continue as a director following the annual meeting of our stockholders will be granted any additional shares of stock under our Stock Incentive Plan in the next fiscal year.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2009, none of our executive officers served as:
•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or
•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Risk-Related Compensation Policies and Practices
As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Report of the Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol.1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of nonaudit services with such independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 4 meetings during fiscal year 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors.
Audit Committee
Craig F. Hartberg, Chairman
James A. Moore
Jill M. Krueger
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy of the Board of Directors
The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.
Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.
In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2009 were timely made, except that Mr. Hanerfeld made one late Form 4 filing on April 8, 2009 to reflect the loss of voting and investment control over certain shares of our common stock due to the termination of a management agreement between a private account and such account’s investment advisor, which was affiliated with Mr. Hanerfeld.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT AUDITORS
(PROPOSAL 2)
The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements. Ernst & Young has served as our independent registered public accounting firm since October 3, 2006, when it replaced KPMG LLP, and has reported on our consolidated financial statements. KPMG had served as our independent registered public accounting firm since June 21, 2005. We had previously engaged Ernst & Young as our independent registered public accounting firm in connection with our initial public offering in 1997 until their dismissal on June 21, 2005.
Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young, and although such ratification will not obligate us to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.
The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young as our independent auditors.
FEES PAID TO INDEPENDENT AUDITORS
The aggregate fees billed by Ernst & Young for fiscal years 2009 and 2008 were as follows:
Ernst & Young:

	Fees
Services Rendered	2009	2008
Audit fees(1)	$906,000	$917,000
Audit-Related fees(2)	—	—
Tax fees(3)	16,000	19,301
All other fees	—	—

Total	$922,000	$936,301

(1)
Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.
The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young’s independence and has concluded that it is.
The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the New York Stock Exchange or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

PROPOSAL TO APPROVE THE RIGHTS AGREEMENT
(PROPOSAL 3)
Background
The Company’s stockholders are being asked to approve the Rights Agreement, dated February 25, 2010, between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”). While none of the Company’s Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, as amended, or applicable law require stockholder approval of a rights agreement or similar arrangement, the Board of Directors has determined to submit the Rights Agreement to a vote of the Company’s stockholders as a matter of good corporate governance.
The Rights Agreement was unanimously approved by the Board of Directors on February 24, 2010 and subsequently entered into by the Company to replace the Company’s then-existing rights plan, which was adopted on March 9, 2000 and expired pursuant to its terms at the close of business on March 9, 2010. The terms of the Rights Agreement have been drafted with the intent to meet the published guidelines of the leading proxy advisory firm for many institutional investors. Accordingly, the Rights Agreement (i) has an acquiring person trigger of 20% versus the 15% trigger under the then-existing rights plan; (ii) has a term of not longer than three years versus the ten year term of the then-existing rights plan; and (iii) will expire pursuant to its terms if not approved by the Company’s stockholders prior to March 8, 2011.
The Board of Director’s decisions to adopt the Rights Agreement and to submit it to a vote of the Company’s stockholders were not made in response to any efforts by any party to acquire or gain control of the Company and the Board of Directors is not currently aware of any such efforts. The Rights Agreement is not intended to prevent a non-coercive takeover bid or to keep the current management or directors in office.
The Rights Agreement is designed to, among other things, deter the use of coercive or abusive takeover tactics by one or more parties interested in acquiring the Company or a significant position in the Company’s Common Stock without offering fair value to all stockholders, as well as to generally assist the Board of Directors in representing the interests of all stockholders in connection with any takeover proposals. The Rights Agreement would accomplish these objectives by encouraging a potential acquiror to negotiate with the Board of Directors to have the rights redeemed or the Rights Agreement amended prior to such acquiror exceeding the ownership thresholds set forth in the Rights Agreement. If the Rights are not redeemed (or the Rights Agreement is not amended to permit the particular acquisition) and such acquiror exceeds the ownership thresholds, the Rights become exercisable at a discounted price resulting in both a dilution of the acquiror’s ownership in the Company and making an acquisition thereof significantly more expensive by significantly increasing the number of shares that would have to be acquired to effect a takeover.
Reasons for the Rights Agreement
The Board believes that the Rights Agreement is in the best interests of the Company’s stockholders for several reasons.
•
The Rights Agreement enables the Board of Directors, as elected representatives of the stockholders, to better respond to an unsolicited acquisition proposal. The Rights Agreement does not prevent parties from making an unsolicited offer for or acquisition of the Company at a full and fair price and on fair terms. It does, however give the Board of Directors the ability to defend stockholders against abusive tactics that could be used to gain control of the Company without paying stockholders a fair price for their shares. It is also intended to ensure that all stockholders are treated fairly in an acquisition of the Company.

•
The Rights Agreement encourages potential acquirers to negotiate in good faith with the Board of Directors. This gives the Board of Directors an ability to negotiate on behalf of the stockholders to achieve a fair price and other terms that are consistent with the intrinsic value of the Company and in the best interests of the Company and its stockholders. In any event the Board of Directors still has the same responsibilities and the Board of Directors is committed to considering acquisition proposals in a manner consistent with the directors’ fiduciary duties to stockholders.

•
The Rights Agreement would also enable the Board of Directors to better manage and control an auction of the Company or other sale process to the extent the Board of Directors may decide to consider strategic alternatives or sell the Company. It enhances the Board of Director’s ability to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed. It also may be effective in providing the Board of Directors sufficient time to evaluate a proposed transaction and, if necessary, seek alternative courses of action to maximize stockholder value.

•
The Company is continuing to execute its business plan to increase CFFO and enhance shareholder value through increasing occupancy rates and rent, managing expenses, converting certain units into higher levels of care and growth through strategic acquisitions. The Board of Directors believes that the Company’s current stock price does not fully reflect the long-term value of the Company implied by the strategic plan. The Rights Agreement would facilitate the continued implementation of the strategic plan and protect the realization by the Company’s stockholders of all of the benefits expected to be received from the strategic plan by deterring the use of takeover tactics by one or more parties interested in acquiring the Company or a significant position in the Company’s Common Stock without offering fair value to all stockholders, as well as to generally assist the Board of Directors in representing the interests of all stockholders in connection with any takeover proposals.

•
Currently, seven of the Company’s nine directors are independent. In addition, all three of the nominees for election at the Annual Meeting are independent, so after the Annual Meeting and assuming all nominees are elected, seven of the nine members of the Board of Directors will remain independent directors.

•
The Rights Agreement has a 20% trigger, a term of no more than three years, no dead-hand or other features that limit the ability of a future board to redeem the plan, and other customary terms described below, including the ability of stockholders to vote to rescind the plan if a “qualifying offer” is received.

•
Although the Company is subject to Delaware’s business combination statute (which limits the ability of stockholders who exceed 15% ownership from engaging in certain business combinations with the Company for a period of three years), this statute does not prevent the actual accumulation of shares and the attendant implications of having a meaningful block of shares in the hands of an acquiror.

Description of the Rights Agreement
The following is a summary of certain material terms of the Rights Agreement. This is a summary only and may not contain all of the information that is important to you.. A copy of the Rights Agreement is set forth as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2010, and incorporated by reference herein. You are urged to read the entire Rights Agreement, for a more complete understanding of the Rights Agreement.
Distribution of Rights. On February 24, 2010, the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, outstanding as of the Record Date (as hereinafter defined), and authorized the issuance of one Right for each share of Common Stock that becomes outstanding after the Record Date, but before the earliest of the Distribution Date, the Final Expiration Date or the Redemption Date (each of these terms as defined in the Rights Agreement). The dividend was effective at the close of business on March 8, 2010 (the “Record Date”) to stockholders of record at the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a price of $22.00 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. Initially, the Rights will be attached to each share of Common Stock then outstanding, and no separate certificates evidencing the rights (the “Rights Certificates”) have been issued.
Exercisability. The Rights will not separate from the Common Stock, Rights Certificates will not be issued, and the Rights will not be exercisable until the on the earlier of (i) the close of business on the tenth calendar day after there is an Acquiring Person (as hereinafter defined) or (ii) the close of business on the tenth business day after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer which would result in an Acquiring Person (the “Distribution Date”).
Acquiring Person. An “Acquiring Person” is a person that, together with its affiliates and associates, is the beneficial owner of 20% or more of the outstanding shares of Common Stock. Certain persons, including the Company, any subsidiary of the Company, and any employee benefit plan of the Company or any subsidiary of the Company are excluded from the definition of Acquiring Person. Moreover, a person or group of affiliated or associated persons who acquires the beneficial ownership of 20% or more of the Common Stock then outstanding either (i) by reason of share purchases by the Company reducing the number of shares of Common Stock outstanding (provided such person or group does not acquire additional shares of Common Stock after such purchases by the Company that result in their beneficial ownership of 20% or more of the Common Stock then outstanding), or (ii) inadvertently, if, prior to the time when the first Right is distributed by the Rights Agent, the Board determines such 20% beneficial ownership was acquired inadvertently and such person or group promptly divests itself of enough Common Stock so as to no longer have beneficial ownership of 20% or more of the outstanding Common Stock, will not be an Acquiring Person.

Evidence and Transfer of Rights. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by certificates for the Common Stock registered in the names of the holders thereof (or if uncertificated, by the registration of the associated shares of Common Stock on the stock transfer books of the Company), together with a copy of the Summary of Rights (as defined in the Rights Agreement), (ii) the Rights will be transferable only in connection with the transfer of the Common Stock, (iii) the transfer of any shares of Common Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with such shares of Common Stock, and (iv) new Common Stock certificates issued after the Record Date (but prior to the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date) upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to record holders of the Common Stock as of the close of business on the Distribution Date (other than the Acquiring Person) and such separate Right Certificates alone will evidence the Rights.
Term. Unless earlier redeemed or exchanged by the Company, in each case as described below, the Rights will expire on the close of business on the earlier of (i) March 8, 2013 and (ii) March 8, 2011, if and only if the Company’s stockholders do not approve the Rights Agreement prior to such date (as applicable, the “Final Expiration Date”).
Anti-Dilution Adjustment; Fractional Shares. The Purchase Price of, and the number and kind or class of shares of stock of the Company purchasable upon exercise of, each Right is subject to adjustment from time to time, including to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock or the Common Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights, options or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of Preferred Stock of evidences of indebtedness or assets (excluding (A) regular periodic cash dividends, provided that if the record date for such dividends occurs at a time when there is an Acquiring Person, such dividends are paid at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid, or (B) dividends payable in the Preferred Stock) or of subscription rights or warrants. No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.
No fractional shares of Preferred Stock (other than fractions that are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.
Series A Junior Participating Preferred Stock. Each share of Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a dividend payment per share equal to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferential liquidation payment of $1.00 per share (plus any accrued and unpaid dividends), but will be entitled to receive an aggregate liquidation payment equal to 1,000 times the payment made on one share of Common Stock. Each share of Preferred Stock will have 1,000 votes voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.
Effect of a “Flip In” Event. In the event that any person becomes an Acquiring Person, then each holder of a Right, other than Rights beneficially owned by an Acquiring Person and its affiliates and associates (which will thereafter be null and void for all purposes of the Rights Agreement and the holder thereof will thereafter have no rights with respect to such Rights, whether under the Rights Agreement or otherwise), will thereafter have the right to receive upon exercise and payment of the Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price. Under some circumstances, the Company may substitute for the shares of Common Stock issuable upon exercise of the Rights and payment of the applicable Purchase Price, cash, a reduction in such Purchase Price, shares of Preferred Stock or other equity securities of the Company, debt securities of the Company, other assets, or any combination thereof having a value that, when added to the value of the shares of Common Stock issued upon exercise of such Rights, will have an aggregate value equal to the value of the shares of Common Stock issuable upon the exercise of such rights (less the amount of any reduction in such Purchase Price).

Effect of a “Flip Over” Event. In the event that after a person has become an Acquiring Person, the Company is acquired in a merger or consolidation, or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person and its affiliates and associates) will thereafter generally have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of the senior voting stock of the acquiring company that have a current market value of two times the Purchase Price.
Redemption of Rights; Qualified Offer. At any time prior to the close of business on the earlier of (i) the date there is an Acquiring Person and (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”), which may be paid in cash, with shares of Common Stock, or any other form of consideration deemed appropriate by the Board, or any combination thereof. In addition, if a Qualified Offer (as described below) is made, the record holders of 10% or more of the outstanding shares of Common Stock may direct the Board to call a special meeting of stockholders to consider a resolution authorizing a redemption of all Rights. If the special meeting is not held within 90 business days of being called (subject to extension and cancellation in connection with the Company’s entering into of a Definitive Acquisition Agreement (as defined in the Rights Agreement)) or if, at the special meeting, the holders of a majority of the shares of Common Stock outstanding (other than shares held by the offeror and its affiliated and associated persons) vote in favor of the redemption of the Rights, then the Rights will be automatically redeemed at the Redemption Price (unless the Board has taken irrevocable action to prevent the Rights from interfering with the consummation of the Qualified Offer). Immediately upon the action of the Board to redeem or exchange the Rights (or such automatic redemption of Rights), the Company will make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
A Qualified Offer is an offer determined by a majority of the independent directors on the Board to be a fully financed offer for all outstanding shares of Common Stock at a per-share offer price that exceeds the greatest of certain price thresholds specified in the Rights Agreement and that the Board, upon the advice of a nationally recognized investment banking firm, does not deem to be either unfair or inadequate. A Qualified Offer is conditioned upon a minimum of at least two-thirds of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn, with a commitment to acquire all shares of Common Stock not tendered for the same consideration through a second step transaction. If the Qualified Offer includes non-cash consideration, such consideration must consist solely of freely tradable common stock of a publicly traded United States company, and the Board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the consideration is fair and adequate. A Qualified Offer must also remain open for at least 120 days following commencement. A Qualified Offer requires the satisfaction of certain other conditions as set forth in the Rights Agreement.
Exchange Right. At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group that will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock (or, at the Company’s option, shares of Preferred Stock, cash, debt securities of the Company, other assets or any combination of the foregoing having an equivalent value) per Right (subject to adjustment).
No Stockholder Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, liquidation rights, the right to vote or to receive dividends.
Amendments to the Rights Agreement. For so long as the Rights are redeemable, the Company may, in its sole and absolute discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of the Rights or Common Stock. Except as otherwise provided in the Rights Agreement, at any time when the Rights are no longer redeemable, the Company may supplement or amend the Rights Agreement without the approval of any holders of the Rights to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to shorten or lengthen any time period, or to change or supplement the provisions of the Rights Agreement in any manner that the Company may deem necessary or desirable; provided that the Rights Agreement may not then be supplemented or amended in any manner that would adversely affect the interests of the holders of the Rights, cause the Rights Agreement to become otherwise amendable, or cause the Rights to again become redeemable.
Anti-Takeover Effects. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the redemption of the Rights by the Board. The Rights should not interfere with any merger or other business combination that is in the best interests of the Company and its stockholders due to the qualified offer redemption feature and because the Board may, at its option, at any time prior to the Share Acquisition Date, redeem all, but not less than all, the then outstanding Rights at the Redemption Price.

Required Vote for Approval and Recommendation of the Board of Directors
Approval of the Rights Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of the Company’s common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Abstentions from voting, as well as broker non-votes, will have the same effect as a vote against the Rights Agreement. Unless otherwise instructed, the proxy holders will vote proxies held by them “FOR” the approval of the Rights Agreement.
The Board of Directors unanimously recommends a vote “FOR” the approval of the Rights Agreement.

OTHER BUSINESS
(PROPOSAL 4)
The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless directed by the proxy to do otherwise.
GENERAL
The cost of any solicitation of proxies by mail will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $7,500. The cost of such solicitation will be borne exclusively by us.
By Order of the Board of Directors
Lawrence A. Cohen
Chief Executive Officer
April [•], 2010
Dallas, Texas

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

CAPITAL SENIOR
LIVING CORPORATION

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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▼   FOLD AND DETACH HERE   ▼

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 4.	Please mark your votes as indicated in this example	☒

1.
Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders to be held in 2013 or until their successors have been duly qualified and elected.

		FOR all nominees	WITHHELD
		listed to left	AUTHORITY
	Nominees:	(except as marked	to vote for all
		to the contrary)	nominees listed
01 James A. Moore
	02 Philip A. Brooks	☐	☐
03 Ronald A. Malone

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors.	☐	☐	☐

3.	Proposal to approve the Rights Agreement, dated as of February 25, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date	, 2010

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Capital Senior Living Corporation account online.
Access your Capital Senior Living Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Capital Senior Living Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼   FOLD AND DETACH HERE   ▼

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Lawrence A. Cohen and Ralph A. Beattie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all of the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on April 19, 2010, at the Annual Meeting of Stockholders of the Company to be held on June 16, 2010 and any postponement(s) or adjournment(s) thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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